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LOAN CONTRIBUTION AGREEMENT

by and between Access Point Financial, LLC

a Delaware limited liability company, as Contributor,

Lodging Fund REIT III OP, LP a Delaware limited partnership, as Operating Partnership,

Legendary Capital REIT III, LLC

a Delaware limited liability company, as External Manager,

and Legendary Capital, LLC,

a North Dakota limited liability company, as Sponsor

in exchange for Series A Preferred Units

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Dated as of December 24, 2024

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ARTICLE I DEFINED TERM1

Section 1.1Defined Terms1

Section 1.2Rules of Application8

ARTICLE II CONTRIBUTION OF THE LOANS8

Section 2.1Contribution8

ARTICLE III CLOSING8

Section 3.1Conditions Precedent8

Section 3.2Time and Place9

Section 3.3Closing Deliveries9

ARTICLE IV REPRESENTATIONS AND WARRANTIES AND INDEMNITIES10

Section 4.1Representations and Warranties of the Operating Partnership10

Section 4.2Exemption from Registration16

Section 4.3Representations and Warranties of the Contributor16

ARTICLE V LIMITATION OF LIABILITY21

Section 5.1Limitation of Liability Period21

Section 5.2Basket and Cap22

Section 5.3Limitation on Post-Closing Change Liability22

ARTICLE VI COVENANTS OF THE OPERATING PARTNERSHIP22

Section 6.1Information Rights22

Section 6.2Tax Treatment24

Section 6.3Contingency Asset Pools25

ARTICLE VII MISCELLANEOUS26

Section 7.1Further Assurances26

Section 7.2Counterparts26

Section 7.3Governing Law27

Section 7.4Amendment; Waiver27

Section 7.5Entire Agreement27

Section 7.6Assignability27

Section 7.7Titles27

Section 7.8Third Party Beneficiary27

Section 7.9Severability27

Section 7.10Fees and Expenses27

Section 7.11Reliance27

Section 7.12Survival27

Section 7.13Days28

Section 7.14Calculating Time Periods; Time is of the Essence28

Section 7.15Incorporation of Exhibits28

Section 7.16Notices28

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ANNEX

I. Disclosure Schedule

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LOAN CONTRIBUTION AGREEMENT

This Loan Contribution Agreement (this “Agreement”) is made and entered into as of December 24, 2024 (the “Effective Date”) by and between Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Operating Partnership”), Legendary Capital REIT III, LLC, a Delaware limited liability company (the “External Manager”), Legendary Capital, LLC, a North Dakota limited liability company (the “Sponsor”), and Access Point Financial, LLC, a Delaware limited liability company (the “Contributor”).

RECITALS

A.The Operating Partnership is currently operating pursuant to that certain Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated June 15, 2020, as amended or amended and restated from time to time (the “OP Agreement”) and is externally managed by the Sponsor and External Manager.
B.The Operating Partnership or Affiliates thereof are currently the borrower and Contributor or Affiliates thereof are currently the lender on four outstanding mortgage loans, defined herein as the Fort Collins Loans, the Sheraton Northbrook Loan, and the Courtyard Aurora Loan each secured by a hotel property and/or the membership interests of the property owners (collectively, the “Loans”).
C.Of these, the Contributor desires to contribute only the Sheraton Northbrook Loan on the Closing Date (the "Contributed Interest") to the Operating Partnership in exchange for the issuance of Series A Preferred Units of the Operating Partnership (the “Series A Preferred Units”) pursuant to the terms and conditions set forth herein.
D.Each of the parties hereto has been advised by the other party and acknowledges that such other parties would not be entering into this Agreement and the OP Agreement without the representations, warranties and covenants which are being made and agreed to herein by each party hereto and that such parties are entering into this Agreement in reliance on such representations, warranties and other covenants.
E.The parties hereto desire to confirm certain agreements as set forth herein regarding the contribution of the Contributed Interest to the Operating Partnership and the issuance of the Series A Preferred Units to Contributor as described herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINED TERM

Section 1.1 Defined Terms. The following terms as used in this Agreement shall have the meanings attributed to them as set forth below unless the context clearly requires another meaning. Other capitalized terms used herein shall, unless the context otherwise requires, have the meanings assigned such terms herein.

“Affiliate” or “Affiliated” shall have the meaning ascribed to such term in Rule 405 under the Securities Act.

“Aggregate Liquidation Preference” shall mean $4,067,659.13

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“Agreement” shall have the meaning as set forth in the Preamble.

“Basket” shall have the meaning as set forth in Section 5.2.

“Cash Distributions” shall mean the cash distributions (assuming available cash) on the stated value per unit of each unit of the Series A Preferred Units in an amount equal to the cash dividend being paid to the common shareholders of the Company.

“Cap” shall have the meaning as set forth in Section 5.2.

“Closing Date” shall have the meaning as set forth in Section 3.2.

“Closing Documents” shall have the meaning as set forth in Section 3.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Lodging Fund REIT III, Inc., a Maryland corporation, the Operating Partnership’s general partner, and its consolidated subsidiaries, including the Operating Partnership.

“Contingency Asset Pool” shall mean the Initial Contingency Asset Pool or the Additional Contingency Asset Pool, as applicable.

“Contribution” shall have the meaning as set forth in Section 2.1.

“Contributed Interest” shall have the meaning set forth in the Recitals.

“Contributor” shall have the meaning as set forth in the Preamble.

“Courtyard Aurora Borrowers” shall mean the Courtyard Aurora DRE Borrower and the Courtyard Aurora TRS Borrower.

“Courtyard Aurora DRE Borrower” shall mean LF3 Aurora, LLC, a Delaware limited liability company.

“Courtyard Aurora Loan” shall mean that certain loan agreement, dated as of February 4, 2021, by and between Contributor as lender and the Courtyard Aurora Borrowers, secured by a hotel property known as “Courtyard Aurora.”

“Courtyard Aurora TRS Borrower” shall mean LF3 Aurora TRS, LLC, a Delaware limited liability company.

“Delta Green Bay Borrowers” mean Delta Green Bay DRE Borrower and the Delta Green Bay TRS Borrower.

“Delta Green Bay DRE Borrower” means LOF2 Green Bay, LLC, a Michigan limited liability company.

“Delta Green Bay Loan” shall mean that certain loan agreement, dated as of March 20, 2020, by and between Contributor as lender and the Delta Green Bay Borrowers, secured by a hotel property known as “Delta Green Bay”.

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“Delta Green Bay TRS Borrower” means LOF2 Green Bay TRS, LLC, a Michigan limited liability company.

“DRE Borrowers” shall mean the Delta Green DRE Borrower and Sonesta Grand Rapids DRE Borrower.

“Effective Date” shall have the meaning as set forth in the Preamble.

“Environmental Law” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Closing Date, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (ii) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Materials.

“Environmental Permits” means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

“External Manager” shall have the meaning as set forth in the Preamble.

“Fixtures and Personal Property” shall mean all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, business supplies, software, tools, linens (in no event less than 2 par terry and linen), inventories of standard supplies, services and amenities including without limitation paper goods, brochures, office supplies, unopened food and beverage inventory, chinaware, glassware, flatware, soap, gasoline, fuel oil, inventory held for sale, engineering, pool, maintenance and housekeeping supplies, TV, phone, and internet services, software and hardware, and other operation and guest supplies (each of which shall be maintained and transferred in accordance with brand standards), merchandise, goods, electronics, customer lists and records (including but not limited to customer, supplier, advertising, promotional material, sales, services, delivery and/or operations lists and records), goodwill, intellectual and/or proprietary information and property and applications therefor or licenses thereof and other items of personal property used in connection with the ownership, operation or maintenance of the Property, including all assets located off site from the Property but owned and used by the Contributor in connection with operation of the Property located on the Property on the Closing Date; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, business supplies, software, tools, linens, merchandise, goods, electronics and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

"Fort Collins Borrowers” shall mean the Fort Collins DRE Borrowers and the Fort Collins TRS Borrowers.

“Fort Collins DRE Borrower” shall mean LF3 RIFC, LLC, a Delaware limited liability company.

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“Fort Collins Loans” shall mean that certain loan agreement, dated as of April 18, 2023, by and between Contributor as lender and the Fort Collins Borrowers and that certain equipment loan and security agreement, dated as of May 2, 2023, by and between Contributor as lender and Fort Collins TRS Borrower, each secured by a hotel property known as “ Residence Inn Fort Collins.”

“Fort Collins TRS Borrower” shall mean LF3 RIFC TRS, LLC, a Delaware limited liability company.”

“Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any substance:

(a)the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; or
(b)which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or
(c)which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Closing Date is regulated by any Governmental Entity; or
(d)the presence of which on, under or about, the Property poses a hazard to the health or safety of persons on or about the Property; or
(e)which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or
(f)	radon gas.

"Knowledge” As used in this Agreement, the term “knowledge” or other similar phrases shall mean the actual knowledge (and not the implied or constructive knowledge) of Norm Leslie on behalf of the Operating Partnership and Ankur Shah on behalf of the Contributor, without any personal liability or duty of investigation or inquiry.

“Legal Requirements” means, as the case might be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements, even if unforeseen or extraordinary, of every duly constituted Governmental Authority (but excluding those which by their terms are not applicable to and do not impose any obligation on the Operating Partnership or the Property), including, without limitation, the requirements and conditions of any permits and all covenants, restrictions, and conditions now or hereafter of record that is reasonably likely to be applicable to Operating Partnership or the Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair, or reconstruction of the Property, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with access laws) or results in interference

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with the use or enjoyment of the Property, or (ii) requires the Operating Partnership to carry insurance other than as required by the provisions of any loan document or any lease.

“Liens” means with respect to any real and personal property, all mortgages, pledges, liens, options, charges, security interests, mortgage deeds, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

“Limitation Period” shall have the meaning as set forth in Section 5.1.

“Liquidation Preference” shall have the meaning set forth in the Partnership Unit Designation.

“Loans” shall have the meaning set forth in the Recitals.

“Losses” shall have the meaning as set forth in Section 5.2.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial condition, results of operations or business of such Person, or (ii) would materially impair the ability of such Person to perform its respective obligations under this Agreement or under any of the Closing Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including changes in interest rates, and not specifically related to the parties hereto, (4) direct effects of compliance with this Agreement on the operating performance of the parties hereto, including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, and (5) the effects of any natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak. For the avoidance of doubt, any single instance of a change or effect with an impact to a Person of equal to or less than seventy-five thousand dollars ($75,000) shall not be deemed to be a Material Adverse Effect on such Person.

“Net CAP Proceeds” means the difference between (i) the aggregate projected gross sales proceeds of a hotel property based upon an average of three broker opinions of value obtained from hotel real estate brokerages mutually agreed upon by the Contributor and the Operating Partnership and (ii) amounts that will be owed by the Operating Partnership in respect of (A) indebtedness securing the hotel properties selected to be sold, including without limitation any prepayment penalties or exit fees, (B) customary closing costs, fees and expenses payable in connection with such sale, including, without limitation, costs to third party service providers, such as brokers and lawyers, title insurance costs, transfer taxes and other prorations (but excluding any fees and expenses to any of the Operating Partnership or Affiliates thereof), and (C) contractually agreed disposition fees payable by the Operating Partnership to its Affiliated sponsor or advisor.

“OFAC” shall have the meaning as set forth in Section 4.1(y).

“OP Agreement” shall have the meaning set forth in the recitals.

“OP Amendment” shall have the meaning as set forth in Section 2.1.

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“Operating Partnership” shall have the meaning as set forth in the Preamble.

“Operating Statement ” means each operating statement, including income and expense statement and statement of cash flows, to be delivered by Operating Partnership to Contributor with respect to the Property and with respect to Operating Partnership, which shall be prepared in accordance with GAAP consistently applied throughout the periods covered by such statement and shall fairly present the financial condition of Operating Partnership and the Property as of the date thereof and the results of operations and changes in financial position of Operating Partnership and the Property for the periods then ended. Each Operating Statement shall be prepared on an accrual basis or, in the alternative, Operating Partnership shall provide Contributor all data necessary to constitute the adjustments necessary to convert such Operating Statement to an accrual basis Operating Statement.

“Other Loans” shall mean the Delta Green Bay Loan and the Sonesta Grand Rapids Loan, each secured by a hotel property and/or the membership interests of the property owners

“Partnership Unit Designation” shall mean a written document attached to and made an exhibit to the OP Agreement setting forth the designations, preferences, redemption rights, and other special rights, powers and duties of the Series A Preferred Units.

“Permitted Liens” means:

(a)Liens securing taxes, the payment of which is not now due and payable or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;
(b)Zoning laws and ordinances applicable to the Property which are not violated by the existing structures or present uses thereof or the transfer of the Property; and
(c)non-exclusive easements for public utilities and other operational purposes that do not materially interfere with the current use of the Property;
(d)	any liens incurred in any financing of the related obligations or Properties;
(e)other Liens that would not be reasonably expected to have a Material Adverse Effect on the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

“Property” means the hotel properties owned and held by the Operating Partnership as of the Closing Date, including, but not limited to, those known as Holiday Inn Express, Cedar Rapids, IA, Hampton Inn & Suites, Pineville, NC, Hampton Inn, Eagan, MN, Home2 Suites, Prattville, AL, Home2 Suites, Lubbock, TX, Fairfield Inn & Suites, Lubbock TX, Homewood Suites, Southaven, MS, Courtyard by Marriot, Aurora, CO, Holiday Inn, El Paso, TX, Hilton Garden Inn, Houston, TX, Sheraton Hotel, Northbrook, IL, Hampton Inn & Suites, Fargo, ND, Courtyard by Marriot, El Paso, TX, Hilton Garden Inn, El Paso, TX, Fairfield Inn & Suites, Lakewood, CO, Residence Inn, Fort Collins, Co, Hilton Garden Inn, Pineville NC, Hilton Garden Inn, Charlotte, NC, Holiday Inn Express, Wichita, KS.

“Related Loan Documents” means the Sheraton Northbrook Loan together with its related loan agreement, promissory note, mortgage and security agreement, deed of trust, assignment of leases and rents, guaranties, certificates, pledge agreements, subordination, non-disturbance and attornment agreements,

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financing statements and county recorded documentation and other documents executed by Contributors, Operating Partnership or any other person in connection with each Loan, in each case as amended or amended and restated through the Closing Date.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sheraton Northbrook Borrowers” shall mean the Sheraton Northbrook DRE Borrowers and the Sheraton Northbrook TRS Borrowers.

“Sheraton Northbrook DRE Borrower” shall mean LF3 Northbrook, LLC, a Delaware limited liability company f/k/a APF Northbrook, LLC, an Illinois limited liability company.

“Sheraton Northbrook Loan” shall mean that certain loan agreement, dated as of December 3, 2021, by and between Contributor as lender and Sheraton Northbrook Borrowers, secured by a hotel property known as “Sheraton Northbrook.”

“Sheraton Northbrook TRS Borrower” shall mean LF3 Northbrook TRS, LLC, a Delaware limited liability company.

“Sonesta Grand Rapids Borrowers” shall mean Sonesta Grand Rapids DRE Borrower and the Sonesta Grand Rapids TRS Borrower.

“Sonesta Grand Rapids DRE Borrower” LOF Grand Rapids, LLC, a Delaware limited liability company

“Sonesta Grand Rapids Loan” shall mean that certain loan agreement, dated as of October 15, 2020, by and between Contributor as lender and the Sonesta Grand Rapids Borrowers, secured by a hotel property known as “Sonesta Grand Rapids.”

“Sonesta Grand Rapids TRS Borrower” LOF Grand Rapids JV TRS, LLC, a Delaware limited liability company.

“Sponsor” shall have the meaning as set forth in the Preamble.

“Stated Value” shall means $1 per unit.

“Tax” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, but expressly excluding any transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer” shall have the meaning as set forth in Section 4.3(f)(i).

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Section 1.2 Rules of Application. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder” and similar terms shall refer to this Agreement, unless the context otherwise requires.

ARTICLE II CONTRIBUTION OF THE LOANS

Section 2.1 Contribution. The Contributor agrees to contribute, assign, transfer, convey and deliver to the Operating Partnership, absolutely and unconditionally, and free and clear of all Liens all of its right, title and interest in and to the Contributed Interest and Related Loan Documents (the “Contribution”) on the Closing Date, subject to the terms and conditions of this Agreement. Immediately upon receipt, the Operating Partnership shall contribute, assign, transfer, convey and deliver the Contributed Interest and its Related Loan Documents to the Sheraton Northbrook DRE Borrower (the “DRE Borrower Assignment”). In consideration of the Contribution, and in reliance on the representations and warranties of the Contributor contained in or made pursuant to the terms of this Agreement, (i) the Operating Partnership agrees to acknowledge the assignment and assumption of the Contributed Interest and Related Documents and effect its subsequent assignment of such Contributed Interest and Related Documents to the Sheraton Northbrook DRE Borrower, (ii) the Operating Partnership shall cause the Sheraton Northbrook DRE Borrower to terminate the Sheraton Northbrook Loan and Related Loan Documents assigned to it immediately thereafter and release or cause the release of all security interests thereunder and (iii) the Operating Partnership shall issue to the Contributor at the Closing an aggregate number of Series A Preferred Units that are equal to (A) the Aggregate Liquidation Preference, divided by (B) the Stated Value. The issuance of the Series A Preferred Units to the Contributor shall be evidenced by an amendment (the “OP Amendment”) to the OP Agreement as agreed upon by the Operating Partnership and the Contributor, which shall include the adoption of the Partnership Unit Designation. The parties shall take such additional actions and execute such additional documentation as may be required by such party’s OP Agreement or as may be reasonably required by the OP Agreement in order to effect the transactions contemplated hereby.

ARTICLE III CLOSING

Section 3.1Conditions Precedent.

(a)The obligations of the Operating Partnership to effect the transactions contemplated hereby shall be subject to the following conditions precedent having been satisfied on or before the Closing Date:
(i)The representations and warranties of the Contributor contained herein shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of a specific date, in which case only as of such specific date) in all material respects; provided, however, if any such representation or warranty shall be subject to a qualification as to “materiality,” such qualified representation and warranty shall be true and correct in all respects.
(ii)The obligations of the Contributor contained in this Agreement that are required to be performed on or before the Closing Date by Contributor shall have been duly performed on or before the Closing Date, including without limitation, the Contributor’s obligations to execute and deliver the Closing Documents set forth in Section 3.3.

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Any or all of the foregoing conditions precedent may be waived by the Operating Partnership in its sole and absolute discretion.

(b)The obligations of the Contributor to effect the transactions contemplated hereby shall be subject to the following conditions precedent having been satisfied:
(i)The representations and warranties of the Operating Partnership, External Manager, and Sponsor contained herein shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of a specific date, in which case only as of such specific date) in all material respects; provided, however, if any such representation or warranty shall be subject to a qualification as to “materiality,” such qualified representation and warranty shall be true and correct in all respects.
(ii)The obligations of the Operating Partnership contained in this Agreement that are required to be performed on or before the Closing Date by the Operating Partnership shall have been duly performed on or before the Closing Date, including without limitation, the Operating Partnership’s obligations to execute and deliver the Closing Documents set forth in Section 3.3, and the Operating Partnership shall not have breached any of its covenants contained herein in any material respect.

Any or all of the foregoing conditions precedent may be waived by the Contributor in its sole and absolute discretion.

Section 3.2 Time and Place. Unless this Agreement is extended pursuant to its terms or unless otherwise agreed to in writing by the Contributor and the Operating Partnership, the closing of the transactions contemplated by this Agreement shall take place on the Effective Date (the “Closing Date”). All post-closing covenants in this Agreement shall survive the Closing Date until satisfied in full or waived by the Contributor, in the Contributor’s sole discretion.

Section 3.3 Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver (as applicable), or cause to be made, executed, acknowledged and delivered the following (collectively, the “Closing Documents”):

(a)	This Agreement;
(b)An Assignment of Assignment of Leases and Rents with respect to each Loan and each of (i) the Contribution and (ii) the DRE Borrower Assignment, each in form and substance acceptable to the parties and to be publicly recorded by counsel to the Contributor;
(c)An Assignment of Fee and Leasehold Mortgage and Security Agreement with respect to each Loan and each of (i) the Contribution and (ii) the DRE Borrower Assignment, each in form and substance acceptable to the parties and to be publicly recorded by counsel to the Contributor;
(d)An Allonge to Promissory Note with respect to each Loan and each of (i) the Contribution and (ii) the DRE Borrower Assignment, each in form and substance acceptable to the parties, and an original (wet ink) of any promissory note with respect to each Loan;
(e)An Omnibus Assignment with respect to each Loan and each of (i) the Contribution and (ii) the DRE Borrower Assignment, each in form and substance acceptable to the parties;

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(f)UCC-3 financing statements in connection with (i) the Contribution, (ii) the DRE Borrower Assignment and (iii) the termination of the Loans, each in form and substance acceptable to the parties and to be publicly filed by counsel to the Contributor;
(g)An Omnibus Termination and Release of Loan Documents with respect to each Loan in form and substance acceptable to the parties;
(h)A Termination of Assignment of Leases and Rents with respect to each Loan in form and substance acceptable to the parties and to be publicly recorded by counsel to the Contributor;
(i)A Release of Fee and Leasehold Mortgage and Security Agreement with respect to each Loan in form and substance acceptable to the parties and to be publicly recorded by counsel to the Contributor;
(j)	The Contingent Purchase Agreement in form and substance acceptable to the parties;

(k)	The OP Agreement and OP Amendment;
(l)	Contributor’s Internal Revenue Service Form W-9; and
(m)A copy of all appropriate corporate resolutions or partnership actions authorizing the execution, delivery and performance by the Operating Partnership of this Agreement, any related documents and the documents listed in this Section 3.3;

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Operating Partnership. The Operating Partnership hereby represents and warrants to the Contributor that, except as disclosed in Annex I, as of the Closing Date that:

(a)Organization; Authority. The Operating Partnership and its subsidiaries have each been duly formed and are validly existing under the laws of the jurisdiction of their formation and are each treated as a “partnership” or a disregarded entity (except any “taxable REIT subsidiary” treated as a corporation for U.S. federal income tax purposes) for U.S. federal income tax purposes, and the Operating Partnership has all requisite power and authority to enter into this Agreement and each Closing Document, to carry out the transactions contemplated hereby and thereby, including to perform its obligations under the Partnership Unit Designation, and to own, lease or operate its property and carry on its business as described in the OP Agreement and, to the extent required under applicable law, the Operating Partnership and each of its subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except to the extent the failure to so qualify or to be in good standing would not be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company.
(b)Due Authorization. The execution, delivery and performance of this Agreement and each Closing Document by the Operating Partnership has been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement and each Closing Document executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement

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constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles or by the ability of any person to receive the remedies of injunctive relief, specific performance, liquidated damages or any similar remedies in any proceeding.

(c)Consents and Approvals. Assuming the accuracy of the representations and warranties of the Contributor contained in this Agreement and each Closing Document, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect on the Company.
(d)Issuance and Sale of Series A Preferred Units. The Series A Preferred Units have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Operating Partnership against the Contribution pursuant to this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any Liens, and the issuance and sale of the Series A Preferred Units is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Series A Preferred Units. In connection with the occurrence of the closing on the Closing Date, and the Contributor’s execution of a counterpart to the OP Agreement, the Contributor will be admitted as a limited partner of the Operating Partnership.
(e)Non-Contravention. Assuming the accuracy of the representations and warranties of the Contributor made hereunder, none of the execution, delivery or performance of this Agreement, any Closing Document, or any other agreement contemplated hereby and the consummation of the transactions contemplated hereby and thereby will (i) violate the organizational documents of the Contributor, (ii) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Operating Partnership or any of its properties or assets may be bound, or (iii) violate or conflict with any judgment, order, decree or law applicable to the Operating Partnership or any of its properties or assets; in any case, unless any such default, violation or conflict would not have a Material Adverse Effect on the Company.
(f)Litigation. No action, litigation, claim, suit or proceeding, judicial, administrative or otherwise (including any governmental action or proceeding or condemnation of the property or similar proceeding) currently is pending or, to the Operating Partnership’s knowledge, threatened or contemplated against the Company, and its properties, that (i) has not been disclosed in writing to the Contributor, and (ii) will have (singularly or in the aggregate) a Material Adverse Effect on the Company. The Operating Partnership is not bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of the Property, which in any such case, would impair the Operating Partnership’s ability to enter into and perform its obligations under this Agreement or which would otherwise have a Material Adverse Effect on the Company. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or, to the Operating Partnership’s knowledge, has been threatened in writing, against the Operating Partnership.

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(g)Financial Condition. All financial statements and information relating to the Company which have been delivered to the Contributor in connection with the Contribution are true and correct, fairly represent the financial condition or results of operations of the Company as of the date(s) or period(s) set forth therein and have been prepared in accordance with commercially reasonable accounting principles consistently applied. No material adverse change in the condition (financial or otherwise) of the Company has occurred since the date(s) of such financial statements. No bankruptcy, reorganization, insolvency or similar proceedings under any state or federal law have been initiated by or against the Company.
(h)Capitalization. The authorized, issued and outstanding limited partnership units of the Operating Partnership each rank junior in priority of distributions and liquidation preference to the Series A Preferred Units.
(i)Dividend Restrictions. Except for any restrictions in any loan documents preventing restrictions, no subsidiary of the Operating Partnership is prohibited or restricted, directly or indirectly, from paying dividends to the Operating Partnership, or from making any other distribution with respect to such subsidiary’s equity securities or from repaying to the Operating Partnership or any other subsidiary any amounts that may from time to time become due under any loans or advances to such subsidiary from the Company or the Operating Partnership.
(j)Absence of Default. Except as provided in Schedule 4.1(j), since December 31, 2023, no event has occurred that either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material indebtedness of the Company. The Company is not in default under any lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect on the Company.
(k)Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company will have capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature.
(l)	Ownership of Property; Real Property Taxes; Zoning.
(i)The Operating Partnership is the sole owner of each Property and has full power and authority to sell, transfer and convey each Property, free and clear of any Liens other than the Permitted Liens, to third parties. The Operating Partnership has good and marketable fee title to each Property, free and clear of any Liens, other than the Permitted Liens and, to the Operating Partnership’s knowledge, has insurable fee simple title to each Property.
(ii)Neither the Operating Partnership nor any other party to any material agreement affecting each Property has received any notice of any uncured default with respect to any material agreement affecting the Property which would have a Material Adverse Effect on the Company, and no event has occurred or, to the Operating Partnership’s knowledge, is threatened, which through the passage of time or the giving of notice or both, would constitute a default thereunder which would have a Material Adverse Effect on the Company or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon the Property, except for the Permitted Liens. To the Operating Partnership’s knowledge, such agreements are valid and binding and in full force and effect, and have not been amended, modified or supplemented since such

Ex10.3

time as such agreements were made available to the Operating Partnership, except for such amendments, modifications and supplements delivered or made available to the Operating Partnership.

(iii)Neither the Operating Partnership nor its Affiliates have received any notification of any material new or increased general or special tax assessment for the Property as of the Closing Date. Each Property is assessed for real property tax through one tax bill and each Property is comprised of one or more independent tax lots. The Operating Partnership has not received any written notice which remains uncured from any Governmental Entity stating that any Property is currently violating any zoning, land use or other similar rules or ordinances in any material respect.
(iv)The Operating Partnership has not been served with any notice of intent to claim a mechanic’s Lien on the Property and states that all parties who have furnished labor or materials on or at the Property within the last 90 days whether for repair, improvement, or otherwise have been fully compensated or will be in the ordinary course and prior to the Closing Date, except to the extent it would not be reasonably expected to result in a Material Adverse Effect on the Company.
(m)Tax Matters. The Operating Partnership has (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.
(n)Compliance with Laws. Each Property has been maintained and operated and will be maintained and operated in compliance in all material respects with all applicable federal, state and local laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws). The Operating Partnership presently possesses and will continue to possess at the Closing Date all governmental licenses, permits, certificates of inspection, other authorizations, filings and registrations which are necessary for to operate its business at each Property. The Operating Partnership has not received written notice of any violation of any federal, state or local laws, ordinances or regulations from any Governmental Entity affecting or benefitting the Property that has not been remedied or resolved.
(o)Eminent Domain. There is no existing or, to the Operating Partnership’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of any Property.
(p)	Licenses, Permits and Franchises.
(i)To the Operating Partnership’s knowledge, all notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority required in connection with the construction, use, occupancy, management, leasing and operation of the Property has been obtained and are in full force and effect and in good standing, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing, would not have a Material Adverse Effect on the Company.

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(ii)With respect to each Property, the Operating Partnership and each applicable subsidiary (a) are current with respect to all franchise fees with each franchisor,

(b) have not received a notice of breach, default or termination with respect to any franchise agreement, and (c) are otherwise not in default on any obligations under any franchise agreement or subject to a material risk of such default.

(q)Environmental Compliance. To the Operating Partnership’s knowledge, the Property is currently in compliance with all Environmental Laws and Environmental Permits. The Operating Partnership has not received any notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any violation of, or requiring compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any release or other environmental damage in, on, under or upon the Property. No investigation or litigation with respect to Hazardous Materials located in, on under or upon the Property is pending or, to the Operating Partnership’s knowledge, has been threatened in the last 12 months by any Governmental Entity or any third party. To the Operating Partnership’s knowledge, no environmental conditions exist at, on under, upon or affecting the Property or any portion thereof that would reasonably be likely to result in any material claim, liability or obligation under any Environmental Laws or Environmental Permit or any material claim by any third party.
(r)	Trademarks and Tradenames; Proprietary Rights.
(i)There are no actions or other judicial or administrative proceedings against the Operating Partnership or the Property pending or, to the Operating Partnership’s knowledge, threatened in the last 12 months that concern any copyrights, copyright application, trademarks, trademark registrations, service marks, service mark registrations, trade names and trade name registrations or any trade secrets of the Operating Partnership (the “Proprietary Rights”) and that, if adversely determined, would have a Material Adverse Effect on the Company. There are no patents or patent applications relating to the operations of the Property as conducted prior to the Closing Date.
(ii)To the Operating Partnership’s knowledge, the current use of the Proprietary Rights does not conflict with, infringe upon or violate any copyright, trade secret, trademark or registration of any other Person.
(s)	Condition of Property Improvements.
(i)To the Operating Partnership’s knowledge, there is no defect in the structural condition of any Property improvements including the roof, the structural elements and the mechanical systems thereon (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any damage from casualty or other cause, nor any soil condition of any Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as disclosed as part of its scheduled annual maintenance and improvement program or that would not reasonably be expected to result in a Material Adverse Effect on the Company. There are no outstanding citations issued by any health, building or other Governmental Entity under the Occupational Safety and Health Act and/or under the Americans with Disabilities Act having jurisdiction over the operation of

Ex10.3

the Property and the Fixtures and Personal Property. To the Operating Partnership’s knowledge, there have been no alterations to the exteriors of any of the buildings or other improvements on the Property that would render any surveys or plans provided to the Operating Partnership inaccurate or otherwise reflect a deficiency in title to such improvements that would reasonably be expected to result in a Material Adverse Effect on the Company.

(ii)To the Operating Partnership’s knowledge, the Fixtures and Personal Property are presently operating and have been regularly maintained and will be in the same working condition as of the Closing Date and there are no known defects that have not been disclosed to the Operating Partnership, except to the extent that a deterioration in working condition or defect would not reasonably be expected to result in a Material Adverse Effect on the Company.
(t)Leases. The Operating Partnership, through its landlord and tenant subsidiaries, holds a lessor’s and lessee’s interest under all leases, licenses, tenancies, possession agreements and occupancy agreements related to the Property (collectively, the “Leases”). All Leases are in full force and effect and no tenant is in default under any Lease, except seasonal leases and as would not reasonably be expected to have a Material Adverse Effect on the Company. The Operating Partnership has not received any notice that it is in default of any of its obligations under the Leases beyond any applicable grace period which has not been cured, except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Operating Partnership’s knowledge, all obligations under the Leases that have accrued through the Closing Date have been performed or satisfied, except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Operating Partnership’s knowledge, no tenant under any of the Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.
(u)Tangible Personal Property. The Operating Partnership owns or leases all of the tangible personal property constituting the Fixtures and Personal Property which is used in and necessary to the operation of the Property, except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Operating Partnership’s knowledge, such Fixtures and Personal Property are free and clear of all Liens, other than any Liens arising through the agreements under which such Fixtures and Personal Property are leased to the Operating Partnership and the Permitted Liens.
(v)Existing Loans. Schedule 4.1(t) to the Disclosure Schedule lists all secured loans presently encumbering the Property, and any unsecured loans whereby the Company, the Operating Partnership or any subsidiary of the Operating Partnership at the Closing Date is a party and the respective balance of such loans as of the Closing Date. To the Operating Partnership’s knowledge, the loan documents evidencing each loan in Schedule 4.1(t) are in full force and effect as of the Closing Date. To the Operating Partnership’s knowledge, no event of default or event that with the passage of time or giving of notice or both would constitute a material event of default under any of the loan documents evidencing any loans would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Property, except for the Permitted Liens set forth in Schedule 4.1(t). True and correct copies of all loan documents evidencing any existing loans of the Operating Partnership have been made available to the Contributor.
(w)Insurance. The Operating Partnership currently has in place public liability, casualty, property and other insurance coverage with reputable insurance companies with respect to the Property in customary amounts for properties similar to the Property in the market in which

Ex10.3

the Property is located, and in all cases substantially in compliance with the existing financing arrangements. To the Operating Partnership’s knowledge, each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due. No written notice of cancellation, default or non-renewal has been received or, to the Operating Partnership’s knowledge, threatened with respect thereto. There are no outstanding claims on the Operating Partnership’s insurance policies relating to the Property or any portion thereof.

(x)Utilities. All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Property and such utilities are adequate for the current use of the Property. The means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of the Property.
(y)Full Disclosure. Neither this Agreement nor any other information furnished to the Contributor in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(z)OFAC. The Operating Partnership is not, nor will the Operating Partnership become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and the Contributor has not and will not engage in any dealings or transactions with any such restricted person or entities.

Section 4.2 Exemption from Registration. Neither the Operating Partnership, nor any of its subsidiaries or affiliates, nor, to the Operating Partnership’s knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Series A Preferred Units. Assuming the accuracy of the representations and warranties of the Contributor set forth in this Agreement, the Series A Preferred Units will be issued in a transaction exempt from the registration requirements of the Securities Act.

Section 4.3 Representations and Warranties of the Contributor. The Contributor hereby represents and warrants to the Operating Partnership as of the Closing Date:

(a)Organization; Authority; Qualification. The Contributor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. The Contributor has all requisite power and authority to enter into this Agreement and each agreement contemplated hereby, to carry out the transactions contemplated hereby and thereby, and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary.
(b)Due Authorization. The execution, delivery and performance of this Agreement and each Closing Document by the Contributor has been duly and validly authorized by all necessary action of the Contributor. This Agreement and each Closing Document executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency,

Ex10.3

reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles or by the ability of any person to receive the remedies of injunctive relief, specific performance, liquidated damages or any similar remedies in any proceeding.

(c)Consents and Approvals. No consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement, each Closing Document and the transactions contemplated hereby, except for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect on the Contributor.
(d)The Sheraton Northbrook Loan. The Contributor is the sole lender under the Sheraton Northbrook Loan and has full power and authority to contribute, assign, transfer, convey and deliver the Sheraton Northbrook Loan to the Operating Partnership, and upon delivery of the Sheraton Northbrook Loan by the Contributor, Contributor shall receive Series A Preferred Units as provided herein and the Operating Partnership will acquire good and marketable title to the Sheraton Northbrook Loan, as lender, free and clear of all Liens. The Sheraton Northbrook Loan is not cross-defaulted or cross-collateralized with any other loan owned by Contributor. The Related Loan Documents that are being contributed hereunder are all of the documents, instruments or other agreements between Contributor and Operating Partnership or any other person, such that upon the consummation of the transaction contemplated hereunder, neither Contributor, nor any other person (other than Operating Partnership), shall have any other right, title or interest in or to the Sheraton Northbrook Loan or any of the Related Loan Documents. The Sheraton Northbrook Loan and the Related Loan Documents shall be conveyed free and clear of all servicing and custodial arrangements entered into by Contributor with respect to the Sheraton Northbrook Loan and the Related Loan Documents.
(e)Non-Contravention. Assuming the accuracy of the representations and warranties of the Operating Partnership made hereunder, none of the execution, delivery or performance of this Agreement, any Closing Document or any other agreement contemplated hereby and the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice, lapse of time or both, violate, conflict with, result in a breach of, or constitute a default under, or give to others any right of termination, acceleration, cancellation or other right adverse to the Contributor or the Operating Partnership with respect to (i) the organizational documents of the Contributor, (ii) any agreement, document or instrument to which the Contributor is a party or by which the Contributor is bound or (iii) any term or provision of any judgment, order, writ, injunction or decree, or require any approval, consent or waiver of, or make any filing with, any Person or Governmental Entity or federal, state, local or other applicable law binding on the Contributor or by which the Contributor, or any of its assets or properties (including the Contributed Interest) are bound or subject; unless any such violation, conflict, breach or default would not have a Material Adverse Effect on the Contributor.
(f)Investment Purposes. The Contributor acknowledges its understanding that the offering and issuance of the Series A Preferred Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributor represents and warrants to the Company as follows:
(i)Investment. The Contributor is acquiring the Series A Preferred Units solely for its own account for investment purposes only and not as a nominee or agent for any other Person and not with a view to the distribution, transfer, assignment or resale of

Ex10.3

the Series A Preferred Units. The Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (a “Transfer”) any of the Series A Preferred Units, except as provided in the OP Agreement, unless (i) the Transfer is made pursuant to an effective registration statement under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, or (ii) Mayer Brown, LLP, as counsel for the Contributor or other counsel reasonably acceptable to the Operating Partnership shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, and (iii) the Transfer is permitted pursuant to the terms of the Partnership Agreement. A “Transfer” shall not include any redemption of the Series A Preferred Units or exchange of the Series A Preferred Units pursuant to the terms of the OP Agreement or Partnership Unit Designation. Notwithstanding anything to the contrary in this Agreement, no Transfer shall be made unless it is permitted under the OP Agreement or Partnership Unit Designation.

(ii)Knowledge. The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on Transfer imposed by the Securities Act and other applicable securities laws and as described in this Agreement. The Contributor is able to bear the economic risk of holding the Series A Preferred Units for an indefinite period and is able to afford the complete loss of its investment in the Series A Preferred Units. The Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and its business, properties and prospects and the issuance of the Series A Preferred Units as the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Series A Preferred Units. The Contributor has been given the opportunity to ask questions of, and receive answers, from the Operating Partnership, and to obtain any additional information or documents as the Contributor deems necessary, including any information requested to verify any information furnished to the Contributor.
(iii)Holding Period. The Contributor acknowledges that it has been advised that (i) the Series A Preferred Units may have to be held indefinitely, and the Contributor must continue to bear the economic risk of an investment in the Series A Preferred Units, unless they are subsequently registered under the Securities Act or an exemption from such registration is available (it being understood that the Operating Partnership has no intention of registering the Series A Preferred Units), and (ii) a notation shall be made in the appropriate records of the Operating Partnership indicating that the Series A Preferred Units are subject to restrictions on Transfer.
(iv)Accredited Investor. The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

Section 4.4 Representations and Warranties of the External Manager and Sponsor. The External Manager and Sponsor hereby jointly and severally represent and warrant to the Contributor as of the Closing Date:

(a)Organization; Authority. The External Manager and Sponsor have each been duly formed and are validly existing under the laws of the jurisdiction of their formation and are each treated as a "partnership" or “disregarded entity” for U.S. federal income tax purposes, and the External Manager and Sponsor each have all requisite power and authority to enter into this

Ex10.3

Agreement and each management agreement, advisory agreement or other agreement by and between either of the External Manager and the Operating Partnership or the Sponsor and the Operating Partnership, to carry out the transactions contemplated hereby and thereby, on behalf of the Company, including to cause the Company to perform its obligations under the Partnership Unit Designation, and to carry on the Operating Partnership's business as described in the OP Agreement and, to the extent required under applicable law, the External Manager and Sponsor are each qualified to do business and are in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

(b)Due Authorization. The execution and delivery of this Agreement by each of the External Manager and Sponsor has been duly and validly authorized by all necessary action of managing member or sole member of each. This Agreement, once executed and delivered, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the External Manager and Sponsor, each enforceable against the External Manager and Sponsor in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors' rights or by general equitable principles or by the ability of any person to receive the remedies of injunctive relief, specific performance, liquidated damages or any similar remedies in any proceeding.
(c)Authorization of Agreements with the Operating Partnership. Each management agreement, advisory agreement or other agreement by and between either of the External Manager and the Operating Partnership or the Sponsor and the Operating Partnership has been duly authorized, executed and delivered by the External Manager and Sponsor, as applicable, and constitutes a valid and legally binding agreement of the External Manager and Sponsor, as applicable, enforceable against the External Manager and Sponsor, as applicable, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors' rights or by general equitable principles or by the ability of any person to receive the remedies of injunctive relief, specific performance, liquidated damages or any similar remedies in any proceeding.
(d)Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental or other regulatory agency or body or any court) is required for the execution, delivery and performance of the External Manager and Sponsor of this Agreement and any management agreement, advisory agreement or other agreement by and between either of the External Manager and the Operating Partnership or the Sponsor and the Operating Partnership, the consummation of the transactions contemplated by such agreements, except such as have been obtained or made.
(e)Absence of Existing Defaults and Conflicts. Neither the External Manager nor the Sponsor is (i) in violation of its certificate of formation, limited liability company agreement or similar organizational documents, (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and

(iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(f)Litigation. No action, litigation, claim, suit or proceeding, judicial, administrative or otherwise currently is pending or, to the External Manager’s or Sponsor’s knowledge, threatened

Ex10.3

or contemplated against the Company, and its properties, that (i) has not been disclosed in writing to the Contributor, and (ii) will have (singularly or in the aggregate) a Material Adverse Effect on the Company. Neither the External Manager not the Sponsor is not bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting the Company which would reasonably be expected to have a Material Adverse Effect on the Company. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or, to the External Manager’s or Sponsor’s knowledge, has been threatened in writing, against the Company.

(g)Possession of Licenses and Permits. The External Manager and Sponsor each possess and are in compliance with the terms of, all adequate licenses or permits necessary or material to the conduct of the Company’s business and have not received any notice of proceedings relating to the revocation or modification of any licenses or permits that, if determined adversely to the External Manager or Sponsor, would individually or in the aggregate have a Material Adverse Effect on the Company.
(h)Investment Policy. Neither the External Manager nor the Sponsor has any plan or intention to materially alter the investment policy or investment allocation policy of the Operating Partnership.
(i)Key Persons. Neither the External Manager nor the Sponsor has been notified that any officers or other key persons of either plans to terminate his or her employment with the either (a “Key Person”). No Key Person of either the External Manager nor the Sponsor is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company.
(j)Resources. The External Manager and the Sponsor will have access to personnel and other resources reasonably necessary for the performance of their duties to the Company.
(k)No Material Adverse Change in Business. Since the date of the Company’s most recent audited balance sheet, there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the External Manager or the Sponsor, that would result in a Material Adverse Effect on the Company.
(l)OFAC. Neither the External Manager nor the Sponsor is, nor will either become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and the Contributor has not and will not engage in any dealings or transactions with any such restricted person or entities.
(m)No Unlawful Payments. Neither the External Manager nor the Sponsor has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) taken and will not take any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official to influence official action or secure an improper advantage; (iii) violated and is not in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or

Ex10.3

regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and has not committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, to any Government Official or other person or entity. To the extent required by applicable law, the Manager has policies and procedures reasonably designed to comply with applicable anti-bribery and anti-corruption laws and will continue to maintain these policies and procedures and conduct its business in a manner reasonably designed to comply with such laws.

(n)Compliance with Anti-Money Laundering Laws. Each of the External Manager and the Sponsor have policies and procedures reasonably designed to comply with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the External Manager and the Sponsor with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of External Manager or the Sponsor, threatened.
(o)Economic Sanctions. Neither of the External Manager, the Sponsor nor the Company is a Person that is, or is owned or controlled by a Person that is currently the subject of any sanctions administered or enforced by the U.S. government, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Swiss Secretariat of Economic Affairs or other relevant sanctions authority (collectively, “Sanctions”); none of the External Manager, the Sponsor nor the Company or any of its subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other covered region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea, Sudan, and Syria (each a “Sanctioned Country”). Since inception, none of the External Manager, the Sponsor nor the Company have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

ARTICLE V LIMITATION OF LIABILITY

Section 5.1 Limitation of Liability Period. All representations and warranties of the parties set forth in this Agreement or in any of the Closing Documents shall survive the Closing Date for a period of 90 days following the public filing of the 10-K for Lodging Fund REIT III, Inc. with respect to the year ended December 31, 2024 (the “Limitation Period”). Upon the expiration of the Limitation Period there shall be no recourse for such breach pursuant to the terms of this Agreement. The Operating Partnership of Contributor, as the case may be, shall provide actual written notice to the other party of any breach of any of the other party’s warranties or representations of which such other party acquires knowledge, through any means, at any time after the Closing Date but prior to the expiration of the Limitation Period with respect to such representation or warranty, and shall allow sixty (60) days within which to cure such breach, or, if such breach is susceptible of cure but cannot reasonably be cured within sixty (60) days, an additional

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thirty (30) day time period to effect such cure so long as such cure has been commenced within such thirty

(30) days and diligently pursued. If the other party fails to cure such breach after actual written notice and within such cure period (as extended), the noticing party’s sole remedy shall be an action at law for Losses as a consequence thereof, which must be commenced, if at all, within thirty (30) days after the expiration of such cure period (as extended). Notwithstanding the foregoing or anything to the contrary herein, in no event shall any either party hereto be liable to the other for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of profits, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

Section 5.2 Basket and Cap. Notwithstanding anything in this ARTICLE V to the contrary, (i) neither the Operating Partnership nor the Contributor, as the case may be, shall not be entitled to make a claim against the other party for a violation of their respective representations and warranties under this Agreement unless the amount of Losses to such parties equals or exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket”) in any one instance, and (ii) the cumulative, maximum amount of liability that the Operating Partnership or Contributor shall have to the other party, in the aggregate, for breaches of their respective representations and warranties under this Agreement and in any document executed by such parties pursuant to this Agreement shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Cap”). “Losses” means any and all actual claims, losses, damages, liabilities and expenses, (in all cases, subject to the limitations in Section 5.1 above) including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial and administrative proceedings or appeals therefrom, and costs of attachment or similar bonds asserted against, imposed upon, or incurred by the Operating Partnership or Contributor, as the case may be, in connection with or as a result of any breach of a representation or warranty of either party contained in this Agreement or any document executed in connection with this Agreement from and after the Closing Date until the expiration of the Limitation Period.

Section 5.3 Limitation on Post-Closing Change Liability. Further, notwithstanding anything in this ARTICLE V to the contrary, if any of the representations or warranties contained in this Agreement or in any document or instrument delivered in connection herewith are false, inaccurate or have changed due to the occurrence of events or circumstances from and after the Closing Date, or any party is in breach or default in any material respect of any of its respective obligations under this Agreement, and the other party nonetheless closes the transactions hereunder, such party shall not have any indemnification obligation or other liability respecting such false, or inaccurate or changed representations or warranties, breach or default (and any cause of action resulting therefrom shall terminate upon the Closing Date), except if, on or prior to the Closing Date, the other party shall have had actual knowledge of the false, inaccurate, changed representations or warranties or other breach or default.

ARTICLE VI

COVENANTS OF THE OPERATING PARTNERSHIP

Section 6.1 Information Rights. At all times while any Series A Preferred Units are outstanding, the Operating Partnership shall faithfully observe and perform that following covenants:

(a)Books and Records. The Operating Partnership shall keep and maintain at all times complete and accurate books of accounts and records (“Books and Records”) in sufficient detail to correctly reflect (i) all of Operating Partnership 's financial transactions and assets, (ii) the number of Series A Preferred Units issued by the Operating Partnership and (iii) the results of the operation of each Property, which books and records shall reflect the consistent application of GAAP, and copies of all written contracts, leases (other than room leases), and other instruments that affect the

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Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service, and management services).

(b)Reports and Notices. The Operating Partnership shall furnish promptly to Contributor such information as Contributor requests concerning costs, leasing, and such other factors as Contributor requires. The Operating Partnership shall promptly inform Contributor in writing of any of the following (and shall deliver to Contributor copies of any related written communications, complaints, orders, judgments, and other documents relating to the following) of which Operating Partnership has knowledge: (i) the occurrence of any breach of this Agreement or default or event of default under any loan agreement; (ii) the commencement or threat of (in writing), or amendment to, any proceedings by or against the Operating Partnership in any federal, state, or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect on the Company; (iii) the commencement or threat of any condemnation or similar proceedings with respect to the Property or of any proceeding seeking to enjoin the intended use of the Property or any portion thereof; (iv) the occurrence of any material change in Legal Requirements; (v) the commencement of any proceedings by or against Operating Partnership under any applicable bankruptcy, reorganization, liquidation, insolvency, or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee, or other similar official is sought to be appointed for it; (vi) the receipt of notice from any Governmental Authority having jurisdiction over the Operating Partnership that: (A) the Operating Partnership is being placed under regulatory supervision, (B) any license, permit, charter, membership, or registration material to the conduct of the Operating Partnership's business or the Property is to be suspended or revoked, or (C) the Operating Partnership is to cease and desist any practice, procedure, or policy employed by Operating Partnership in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect on the Company; and (vii) the occurrence of any act, omission, change, or event which otherwise has a Material Adverse Effect on the Company.
(c)Financial and Operating Statements. The Operating Partnership shall furnish or cause to be furnished to Contributor within the time periods specified, the following financial reports and information:
(i)Annual Financial Statements. As soon as available, but in any event within one hundred eighty (180) days after the end of each fiscal year of Company, annual compiled financial statements of the Company as of the end of such fiscal year prepared by a certified public accountant reasonably acceptable to Contributor, including, without limitation, a balance sheet, an income statement, and statement of cash flows, prepared in accordance with GAAP.
(ii)Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each quarter, financial statements of the Company, including, without limitation, a balance sheet, an income statement, and statement of cash flows, prepared in accordance with GAAP and a compliance certificate in substance and form acceptable to Contributor (certifying that (i) each Property is current with respect to its franchise fees with its franchisor and, otherwise, not in default on any of its obligations under its franchise agreement, and (ii) to the best of the Operating Partnership's knowledge, no default or event of default exists with respect to the Company’s indebtedness or, if such is not the case, that one or more specified defaults or events of default have occurred;

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(iii)Monthly Operating Statements. As soon as available, but in any event within forty-five (45) days days after the end of each calendar month, (i) Property Level Operating Statements for the month just ended, year-to-date and trailing twelve months, as compared to budget, certified in writing to be true and correct by the chief financial officer or manager of the Operating Partnership and detailing the total revenues received, total expenses incurred, total costs of capital improvements, total debt service and total cash flow, (ii) a rent roll for the leases (other than the room leases) at each Property effective as of the last day of such month, if applicable, (iii) a STR Report for each Property for the most recently completed month, detailing monthly occupancy, including average daily rates, identifying each of the leases by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, and identifying any defaults or payment delinquencies thereunder; and (iv) copies of any franchise inspection reports received by Operating Partnership during the prior month;
(iv)Personal Financial Statements. No later than ninety (90) days after the end of each calendar year, or more frequently upon Contributor's request, a copy of the personal financial statements of Norman Leslie, substantially in the same scope and form as the personal financial statements delivered by Mr. Leslie to Contributor in connection with the closing of the Loans, certified by Mr. Leslie as true and correct in all material respects; and
(v)Additional Reports and Information. Such additional financial information (including tax returns, detailed cash flow information, and contingent liability information) of the Operating Partnership at such times as Contributor shall reasonably deem necessary.
(d)If the information that is provided is not provided on a timely basis, the Contributor may request access to the Operating Partnership’s Books and Records and the Operating Partnership shall give representatives of Contributor access thereto at all reasonable times, including permission to (A) examine, copy and make abstracts from any such books and records and such other information which is reasonably likely to be helpful to Contributor in evaluating the status of the redemption of the Series A Preferred Units as it may reasonably request from time to time, and (B) communicate directly with any of Operating Partnership's officers, employees, agents, accountants, or other financial advisors with respect to the business, financial condition, and other affairs of Operating Partnership. Operating Partnership shall not change its methods of accounting without the prior written consent of Contributor.

Section 6.2 Tax Treatment. The Contributor and the Operating Partnership (i) agree that the Contribution pursuant to this Agreement shall constitute a “capital contribution” to the Operating Partnership and is intended to be governed by Section 721(a) of the Code and analogous provisions of state income tax laws (except as required for accrued interest pursuant to Section 1.721-1(d)(2) of the U.S. Treasury Regulations), (ii) intend that no gain or loss shall be recognized by the Contributor for income tax purposes as a result of such transaction (except as required for accrued interest pursuant to Section 1.721- 1(d)(2) of the U.S. Treasury Regulations), (iii) intend that no income from discharge of indebtedness be recognized by the Operating Partnership for income tax purposes as a result of such transaction, (iv) agree that the “fair market value” of the Series A Preferred Units issued pursuant to this Agreement is equal to the “adjusted issue price,” (within the meaning of the Code and U.S. Treasury Regulations) and principal amount of the Loan for which such Series A Preferred Units were issued pursuant to this Agreement; (v) agree that the Operating Partnership is properly treated as the sole borrower of the Sheraton Northbrook Loan for income tax purposes; (vi) shall report such transaction in a manner consistent with the foregoing provisions of this Section 6.2, except to the extent that a final determination within the meaning of Section 1313(a) of the Code requires otherwise and (vii) agree that they will not take any action that could jeopardize such tax treatment.

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Section 6.3Contingency Asset Pools.

(a)If on the fifteenth (15) month anniversary of the Closing Date, any Series A Preferred Units are still outstanding and have not been redeemed in full at a redemption price equal to the Liquidation Preference as of such date, the Operating Partnership shall establish an initial contingency asset pool comprised of a selection of hotel properties owned by the Operating Partnership with Net CAP Proceeds as of the fifteenth (15) month anniversary of the Closing Date greater than or equal to 1.1x the outstanding unredeemed Liquidation Preference of all Series A Preferred Units outstanding in the aggregate (the “Initial Contingency Asset Pool”). The hotel properties that secure the Loans and the Other Loans will not be eligible for the Initial Contingency Asset Pool. Following the establishment of the Initial Contingency Asset Pool, the Operating Partnership shall use commercially reasonable efforts to sell each of the hotel properties in the Initial Contingency Asset Pool. The Operating Partnership shall be required to sell any property in the Initial Contingency Asset Pool for an offer price within 7.5% of the broker opinion of value unless a better price is obtained within seven (7) business days of the offer.
(b)If, after the second anniversary date of the Closing Date, any outstanding Series A Preferred Units are still outstanding and have not been redeemed in full at a redemption price equal to the Liquidation Preference as of such date, an additional contingency asset pool will be established and will comprise a selection of additional hotel properties owned by the Operating Partnership with Net CAP Proceeds as of the second anniversary of the Closing Date greater than or equal to 1.1x of the outstanding unredeemed Liquidation Preference of all Series A Preferred Units outstanding in the aggregate (the “Additional Contingency Asset Pool”). The hotel properties that secure the Loans and the Other Loans and those in the Initial Contingency Asset Pool will not be eligible for the Additional Contingency Asset Pool. Following the establishment of the Additional Contingency Asset Pool, the Operating Partnership shall use commercially reasonable efforts to sell each of the hotel properties in the Additional Contingency Asset Pool. The Operating Partnership shall be required to sell any property in the Additional Contingency Asset Pool for an offer price within 7.5% of the broker opinion of value unless a better price is obtained within seven

(7) business days of the offer.

(c)All proceeds from any sale of hotel properties in either the Initial Contingency Asset Pool or Additional Contingency Asset Pool shall be used to redeem up to the entire outstanding Liquidation Preference of the Series A Preferred Units in priority to any other payments, after first paying (i) debt outstanding on the property sold; and (ii) customary closing costs, fees and expenses to third party service providers, such as brokers or lawyers. For the avoidance of doubt, contractually agreed disposition fees payable by the Operating Partnership to its Affiliated sponsor or advisor may only be paid after the entire outstanding Liquidation Preference of the Series A Preferred Units has been redeemed in full.
(d)The Operating Partnership shall be responsible for overseeing the sale of the hotel properties in the Initial Contingency Asset Pool and Additional Contingency Asset Pool, with final oversight by a three person independent special committee of the board of directors of the Company, with members jointly appointed by the Contributor and the Operating Partnership. The Contributor will also be entitled to appoint an observer to such independent special committee who will be invited to meetings of the independent special committee, but will not be entitled to vote.
(e)At any time when any of the Series A Preferred Units are outstanding after the fifteenth month anniversary of the Closing Date, the Operating Partnership and the Contributor shall hold bi-monthly update calls to inform and update the Contributor on any refinancing, financing or sale related to the Initial Contingency Asset Pool or Additional Contingency Asset

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Pool, including with respect to the collateral securing such loans or associated with the Initial Contingency Asset Pool or Additional Contingency Asset Pool.

(f)At any time when any of the Series A Preferred Units are outstanding after the fifteenth month anniversary of the Closing Date, the Contributor may make any reasonable request of the Operating Partnership for further information or updates about the information related to the Loans or Other Loans or the Initial Contingency Asset Pool or Additional Contingency Asset Pool, including with respect to the collateral securing such loans or associated with the Initial Contingency Asset Pool or Additional Contingency Asset Pool, including property reporting requests and updates. Within five (5) business days of Contributor’s request, the Operating Partnership shall provide appropriately responsive information and updates.

Section 6.4Future Contribution and Issuances.

(a)With respect to the Fort Collins Loans and Courtyard Aurora Loan, within 90 calendar days of the Closing Date (the “Second Closing Date”), the Operating Partnership shall close a full or partial refinancing of each of the foregoing loans with a third party lender and subsequently use 100% of the proceeds from such refinancing to pay down Contributor’s unpaid principal balance on each loan (other than (i) up to $1.5 million from the refinancing, which may be used for property improvement plan (“PIP”) costs relating to the Fort Collins property, (ii) all accrued but unpaid operating expenses at the Property and the TRS/tenant and (iii) customary closing costs to third party service providers, and any other customary closing costs, fees and expenses payable in connection with such sale, including, without limitation, title insurance costs, transfer taxes and other prorations, but excluding any fees and expenses to any of the Operating Partnership or Affiliates thereof, in connection with the refinancing that need to be paid from closing proceeds).
(b)To the extent that the Operating Partnership and Contributor determine to partially refinance one or more of the Fort Collins Loans and Courtyard Aurora Loan, Contributor will exchange the remaining unpaid principal balance (following the pay down contemplated in Section 6.4(a)) plus (if not paid in cash by the Second Closing Date) the accrued and unpaid interest on the Fort Collins Loans and Courtyard Aurora Loan through the Second Closing Date for the issuance of additional Series A Preferred Units, on the terms and conditions in the Partnership Unit Designation, on a dollar for dollar basis.
(c)To the extent an agreement with the landlord of Sheraton Northbrook is reached and approved of by Contributor, including with respect to dispute resolution and securing the required funding for past-due property taxes, upon the request of the Operating Partnership, the Contributor will contribute up to $535,000 in cash for the issuance of additional Series A Preferred Units, on the terms and conditions in the Partnership Unit Designation, on a dollar for dollar basis.

ARTICLE VII MISCELLANEOUS

Section 7.1 Further Assurances. The Contributor and the Operating Partnership shall take such other actions and execute such additional documents following the Closing Date as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, scanned or .PDF signatures shall be deemed originals.

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Section 7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 7.4 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 7.5 Entire Agreement. This Agreement, the exhibits and schedules hereto constitutes the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

Section 7.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

Section 7.7 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 7.8 Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 7.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

Section 7.10 Fees and Expenses. In connection with the Closing Date, the Operating Partnership shall be responsible for reimbursing the Contributor for the reasonable and documented out-of-pocket expenses including the fees charged by counsel to the Contributor (“Expenses”), incurred through the Closing Date in connection with Contributor’s entry into this Agreement and the Closing Documents. With respect to post-closing obligations, the Operating Partnership shall be responsible for subsequently reimbursing the Contributor for additional Expenses.

Section 7.11 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has consulted or will consult with its own advisors.

Section 7.12 Survival. Except as set forth in Article V herein, it is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Contributor and the Operating Partnership set forth in this Agreement shall survive the consummation of the transactions

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contemplated hereby. The provisions of this Agreement that contemplate performance after the Closing Date of obligations of the parties not fully performed at the Closing Date shall survive the Closing Date and shall not be deemed to be merged into or waived by the instruments of closing.

Section 7.13 Days. All references to days in this Agreement will be construed as calendar days unless otherwise specified and a day will begin at 12:00 a.m. Eastern Standard Time and end at 11:59 p.m. Eastern Standard Time.

Section 7.14 Calculating Time Periods; Time is of the Essence. In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included. Time is of the essence in this Agreement.

Section 7.15 Incorporation of Exhibits. All exhibits, appendices and schedules attached and referred to in this Agreement are hereby incorporated and will be deemed to be a part of this Agreement.

Section 7.16 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand (with written confirmation of receipt), (b) one

(1) Business Day following the day sent by a nationally recognized overnight courier service, (c) three

(3) Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) upon confirmation of read receipt if sent via email to the email address given below. Notices, demands and communications to the Company will, unless another address, facsimile number or email is specified in writing in accordance with the terms set forth herein, be sent to the address or email indicated below. If notice is sent via email, it shall also be provided via one of the other methods identified in this Section 7.16.

To the Contributor:

Access Point Financial

1 Ravinia Drive, 9th Floor Atlanta, GA 30346

Attention: Ankur Shah, Jon Kapit and Valerie Richmond Telephone: 404.850.9629

Email: ashah@accesspointfinancial.com, jkapit@accesspointfinancial.com, vrichmond@accesspointfinancial.com with a copy to (which shall not constitute notice): Mayer Brown LLP

1221 Avenue of the Americas New York, New York 10020 Attention: Jason W. Parsont Telephone: (212) 506-2496

Email: jparsont@mayerbrown.com

To the Operating Partnership:

Lodging Opportunity Fund II, LP 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 Attention: Norman Leslie

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Email: nhleslie@nhshotels.com

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with a copy to (which shall not constitute notice):

DLA Piper LLP

4365 Executive Drive, Suite 1100 San Diego, California 92121 Attention: Darryl Steinhause

Email: Darryl.steinhause@dlapiper.com

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written

OPERATING PARTNERSHIP:

Lodging Fund REIT III OP, LP

a Delaware limited partnership

By:	Lodging Fund REIT III, Inc., A Maryland corporation, its General Partner

By: /s/ Norman H. Leslie

Name: Norman H. Leslie

Title: Chief Executive Officer

EXTERNAL MANAGER:

Legendary Capital REIT III, LLC

A Delaware limited liability company

By: /s/ Norman H. Leslie

Name: Norman H. Leslie

Title: Chief Investment Officer & Treasurer

CONTRIBUTOR:

Access Point Financial, LLC,

a Delaware limited liability company

By.  _ Name: Michael I. Lipson

Title: Chief Executive Officer

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SPONSOR:

Legendary Capital, LLC,

a North Dakota limited liability company

By: /s/ Norman H. Leslie

Name: Norman H. Leslie

Title: Chief Investment Officer and Treasurer

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CONTRIBUTOR:

Access Point Financial, LLC,

a Delaware limited liability company

By: /s/ Michael Lipson

Name: Michael Lipson

Title: Chief Executive Officer

EXHIBIT 10.293

ANNEX I

Disclosure Schedule

In addition to the audited financial statements attached hereto, please note the following exceptions to the representations in the Agreement.

•	Section 4.1(f) Litigation.
-	HGI El Paso Lien
-	Ft Collins – contractor

•	Section 4.1(i) Dividend Restrictions. Lender covenants apply

•	Section 4.1(j) Absence of Default (written notice of foreclosure):
-	REIT III maintains a $5,000,000 Line of Credit (LOC) secured by second mortgages on three hotels, with a current outstanding balance of $4,000,000. The LOC has matured. REIT III is in the final stages of refinancing this balance through a credit facility secured by the Hampton Inn Fargo. This refinancing is expected to close on or before December 31, 2024, at which time the LOC will be fully paid off, and the second mortgages will be released.

•	Section 4.1(i) The Operating Partnership is the sole owner of each Property
-	Hilton Garden El Paso

•	Section 4.1(s)(i) Condition of Property Improvements.
-	Wichita Holiday Express – Temporary closed – Water line burst – Restoration has commences. Insured Claim
-	HVAC Project – HGI Houston

•	Section 4.1(s)(ii) PIP Schedule expected to commence in 2025:
-	Homewood Southaven
-	Home2 Prattville
-	Residence Inn Fort Collins
-	Holiday Inn Express Wichita

•	Section 4.1(t) Leases – No third party leases to report with exception of:
-	Land Lease - Northbrook
-	Multiple TRS entities owe base/performance rent to its REIT owned Landlord

•	Section 4.1(y) Full Disclosure.
-	Yes. Exceptions at property level are in excess of $200K. Also refer to auditor provided balance

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sheets.

1615874234.1

776732070.2

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